EXHIBIT 4.1

CONSENT AND AMENDMENT NO. 4

This Consent and Amendment No. 4 (“Amendment”) dated as of March 16, 2009 (“Effective Date”) is among Edge Petroleum Corporation, a Delaware corporation (“Borrower”), the Lenders (as defined below), and Union Bank of California, N.A., as administrative agent for such Lenders (in such capacity, the “Administrative Agent”) and as issuing lender (in such capacity, the “Issuing Lender”).

RECITALS

A.            The Borrower, the financial institutions party thereto from time to time (the “Lenders”), the Issuing Lender and the Administrative Agent, are parties to that certain Fourth Amended and Restated Credit Agreement dated as of January 31, 2007, as amended by the Amendment No. 1 dated as of July 11, 2007, the Amendment No. 2 dated as of December 10, 2007, and the Amendment No. 3 and Agreement dated as of May 8, 2008 (as so amended and as the same may be further amended, modified or supplemented from time to time, the “Credit Agreement”).

B.            The Lenders established a new Borrowing Base on January 8, 2009 and, pursuant to Section 2.05(b) of the Credit Agreement, the Administrative Agent sent the Borrower written notice indicating the existence of a Borrowing Base deficiency (the “Deficiency”).

C.            The Borrower elected to reduce the Deficiency in six equal installments.  The Borrower, the Lenders, the Issuing Lender and the Administrative Agent agreed in the Consent and Agreement dated as of February 9, 2009 and in the Consent and Agreement dated as of March 10, 2009, that the first such installment would be due and payable on March 17, 2009.  Subject to the terms and conditions of this Amendment, the Borrower, the Administrative Agent, the Issuing Lender and the Lenders wish to (i) modify the repayment schedule relating to Advances, including without limitation any Advances owing in respect of the Deficiency, and (ii) make certain amendments to the Credit Agreement.

THEREFORE, the Borrower, the Guarantors, the Administrative Agent, the Issuing Lender and the Lenders hereby agree as follows:

Section 1.              Defined Terms.  As used in this Amendment, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein.  Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary herein.

Section 2.              Other Definitional Provisions. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Amendment, unless otherwise specified.  All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified.  The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Amendment shall refer to this Amendment as a whole and not to any particular provision of this Amendment.  The term “including” means “including, without limitation”.  Paragraph headings have been inserted in this Amendment as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Amendment and shall not be used in the interpretation of any provision of this Amendment.

Section 3.              Amendments to the Credit Agreement.

(a)           Section 1.01 is hereby amended by deleting the definition for “Adjusted Reference Rate” in its entirety and replacing it with the following:

“Adjusted Reference Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Reference Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1%, and (c) a rate determined by the Administrative Agent to be the Daily One-Month LIBOR.  Any change in the Adjusted Reference Rate due to a change in the Reference Rate, the Federal Funds Rate or the Daily One-Month LIBOR shall be effective on the effective date of such change in the Reference Rate, Federal Funds Rate or Daily One-Month LIBOR..

(b)           Section 1.01 is hereby amended by adding the following definition:

“Daily One-Month LIBOR” means, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole 1/100 of 1%) determined pursuant to the following formula:

Daily One Month LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

For purposes of this definition:

(a)          “Base LIBOR” means, on any day, the rate per annum for United States dollar deposits determined by the Administrative Agent to be the offered rate for United States dollar deposits in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans which appears on the applicable Dow Jones Markets Telerate Page as of 11:00 a.m. London time for delivery of such deposits on the second Business Day following such day; provided that in the event that such rate does not appear on the Dow Jones Markets Telerate Page, the Base LIBOR shall be determined by the Administrative Agent in accordance with proviso set forth in the definition of “Eurodollar Rate”.

(b)          “LIBOR Reserve Percentage” means the reserve percentage prescribed pursuant to regulations issued by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, adjusted by the Administrative Agent for expected changes in such reserve percentage during a one (1) month period.

The Administrative Agent shall determine the Daily One Month LIBOR on the first Business Day of each calendar week and such determined per annum rate shall continue to be the “Daily One Month LIBOR” rate until such rate is next determined the following calendar week.

(c)                                  Section 1.01 is hereby amended by deleting the definition for “Applicable Margin” in its entirety and replacing it with the following:

“Applicable Margin” means (a) with respect to any Advance, (i) during such times as any Event of Default exists, 4.50% per annum and (ii) at all other times, 2.50% per annum; and (b) with respect to the Letter of Credit Fees required under Section 2.08(b), a per annum rate equal to (i) during such times as any Event of Default exists, 4.50%, and (ii) at all other times, 2.50%.

(d)           Section 1.01 is hereby amended by deleting the definition for “Maturity Date” in its entirety and replacing it with the following:

“Maturity Date” means June 30, 2009.

(e)           Section 2.06 is hereby deleted in its entirety and replaced with the following:

Section 2.06         Repayment of Advances.  The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance as follows: (i) the Borrower shall repay $25,000,000.00 of the outstanding principal amount of the Advances and any accrued and unpaid interest thereon on or before May 31, 2009 (or such earlier date pursuant to Section 7.02 or 7.03), and (ii) the Borrower shall repay all remaining principal amounts of the Advances, together with any accrued interest thereon, fees and other amounts owing under any of the Loan Documents on the Maturity Date or such earlier date pursuant to Section 7.02 or 7.03.

(f)            Section 6.02 (Debts, Guaranties and Other Obligations) is hereby amended by (i) deleting the “; and” at the end of clause (f) of such Section and replacing it with a period, (ii) inserting “; and” at the end of clause (e) of such Section, and (iii) deleting clause (g) of such Section.

(g)           Section 6.04 (Merger or Consolidation; Asset Sales) is amended by deleting clauses (b)(iv) and (b)(v) in their entirety and renumbering clause (b)(vi) as clause (b)(iv).

(h)           Section 5.12 (Hedges) is hereby deleted in its entirety.

(i)            Section 6.05 (Restricted Payments) is hereby amended by deleting such Section in its entirety and replacing it with the following:

Section 6.05 Restricted Payments.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any Restricted Payments except that the Subsidiaries of the Borrower may make Restricted Payments to the Borrower.

(j)            Section 6.06 (Investments) is hereby deleted in its entirety and replaced with the following:

Section 6.06         Investments and Capital Expenditures.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or permit to exist any capital expenditures or Investments except:

(a)          Liquid Investments

(b)          trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(c)           creation of any additional Subsidiaries in compliance with Section 6.15;

(d)          capital expenditures or Investments described on Exhibit K;

(e)           advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable;

(f)            investments in the Borrower or any of its Subsidiaries;

(g)          advances made pursuant to operating agreements, unitization and pooling agreements and orders, gas balancing agreements or similar arrangements in the ordinary course of business to the extent customary in the oil, gas and mineral production business; and

(h) plugging and abandonment deposits and other similar deposits customary for the oil, gas and mineral business and in each case made in the ordinary course of business.

(k)           Sections 6.17 (Current Ratio), 6.18 (Leverage Ratio) and 6.19 (Interest Coverage Ratio) are hereby deleted.

(l)            Section 7.01 (Events of Default) is amended by (i) deleting the word “or” at the end of clause (m), (ii) replacing the period at the end of clause (n) with a semicolon, and (iii) adding the following new clauses (o) and (p):

(o)          Failure of the Borrower to have executed and delivered, on or before May 15, 2009, at least one of the following: (i) a commitment letter from a lender or group of lenders reasonably satisfactory to the Administrative Agent and the Lenders providing for the provision by such lender or group of lenders of a credit facility in an amount sufficient to repay the Obligations in full in immediately available funds on or before the Maturity Date, and otherwise containing terms and conditions (including, without limitation, releases) reasonably acceptable to the Administrative Agent and the Lenders; (ii) a merger agreement or similar agreement evidencing a combination of the Borrower, or any and all of its Subsidiaries, as part of a transaction that results in the repayment of the Obligations in full in immediately available funds on or before the Maturity Date and otherwise containing terms and conditions (including, without limitation, releases) reasonably acceptable to the Administrative Agent and the Lenders; or (iii) a purchase and sale agreement with a buyer or group of buyers reasonably acceptable to the Administrative Agent and the Lenders providing for a sale transaction by the Borrower or any of its Subsidiaries that results in the repayment of the Obligations in full in immediately available funds on or before the Maturity Date, and otherwise containing terms and conditions (including, without limitation, releases) reasonably acceptable to the Administrative Agent and the Lenders; or

(p)          Any Hedge Contract to which the Borrower or any of its Subsidiaries is a party shall be in default or have been terminated, novated, unwound or otherwise cease to be in effect without the prior written consent of the Administrative Agent, the Issuing Lender and the Required Lenders.

(m)          The Credit Agreement is amended by adding a new Exhibit K in the form of Exhibit K attached hereto.

Section 4.              No Eurodollar Rate Advances.  From and after the date of this Amendment, the right of the Borrower to request continuations of, or conversions to, new Borrowings comprised of Eurodollar Rate Advances shall be suspended indefinitely, and any request by the Borrower for a Borrowing comprised of Eurodollar Rate Advances shall be deemed a request for a Borrowing comprised of Reference Rate Advances.  Each outstanding Borrowing comprised of Eurodollar Rate Advances shall, at the end of the Interest Period in effect as of the Effective Date, be automatically Converted by each Lender to Borrowings comprised of Reference Rate Advances.

Section 5.              Termination of Commitments.  From and after the date of this Amendment, the aggregate Commitments shall be permanently reduced to an amount equal to $0, such reduction to be effective on a pro rata basis with respect to each Lender’s Commitment.  IT IS THE INTENTION OF THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND THE LENDERS THAT THE LENDERS AND THE ISSUING LENDER SHALL HAVE NO FURTHER OBLIGATION TO MAKE ADVANCES OR ISSUE, EXTEND OR MODIFY LETTERS OF CREDIT UNDER THE CREDIT AGREEMENT, AND NO FURTHER BORROWINGS SHALL BE PERMITTED TO BE REQUESTED BY THE BORROWER NOR SHALL ANY ADDITIONAL LETTERS OF CREDIT BE ISSUED, RENEWED OR OTHERWISE EXTENDED.

Section 6.              Interest Payment Dates.  Notwithstanding anything to the contrary in the Credit Agreement or any other Loan Document, all interest payments owing in respect of the Advances shall be due and payable (i) on the last day of each calendar month, but if such day is not a Business Day, the next succeeding Business Day, or (ii) in the case of any repayment or prepayment of principal of the Advances, on the date of such repayment or prepayment.

Section 7.              Advisors.

(a)           The Administrative Agent has, through its counsel, retained and employed a financial advisor, Opportune LLP (such financial advisor of the Administrative Agent, or any successor or replacement thereof, the “Agent’s Financial Advisor”), and retained and employed a technical advisor, H.J Gruy & Co. (such technical advisor, or any successor or replacement thereof, the “Technical Advisor,” and together with the Agent’s Financial Advisor, collectively referred to herein as the “Advisors”).  The Borrower shall cooperate (and cause its Subsidiaries to cooperate) in all reasonable respects with the Advisors and shall promptly provide to the Advisors such information regarding the operations, business affairs, assets and financial condition of the Borrower and its Subsidiaries as reasonably requested by the Advisors.  In addition, the Borrower shall permit the Advisors to discuss such operations, business affairs, assets and financial condition with the officers and directors of the Borrower and its Subsidiaries and shall make such officers and directors available to the Advisors for such purpose as may be reasonably requested and during normal business hours; provided that, such access must be reasonable and during normal business hours and all access must be initiated through the Chief Financial Officer or Chief Operating Officer of the Borrower.  The Borrower is required to pay all costs and expenses of the Advisors in accordance with Section 9.03 of the Credit Agreement.

(b)           The Borrower has, at its sole expense, retained and employed a financial advisor, Parkman Whaling LLC.  The Borrower shall at all times retain and employ Parkman Whaling LLC or another financial advisor reasonably acceptable to the Lenders (such financial advisor of the Borrower, or any successor or replacement thereof, “Borrower’s Financial Advisor”).  The Borrower and its Subsidiaries hereby consent to the Borrower’s Financial Advisor discussing with, cooperating in all respects with, and being fully accessible to (i) the Administrative Agent, (ii) the Administrative Agent’s advisors and counsel, and (iii) the Advisors; provided that, such access must be reasonable and during normal business hours and all communications with the Borrower’s Financial Advisor must be directed through the Chief Financial Officer or Chief Operating Officer of the Borrower.

Section 8.              Additional Reporting.

(a)           In addition to the reporting requirements set forth in the Credit Agreement, the Borrower and each of its Subsidiaries (individually a “Loan Party” and collectively the “Loan Parties”) agrees to deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent, the following:

(i)            (A) weekly, on or before the last Business Day of each calendar week, a rolling 13-week cash flow forecast that shall detail all sources and uses of cash on a weekly basis and having an effective date as of the last Business Day of the immediately preceding calendar week, (B) monthly, on the fifth Business Day of each calendar month, an updated accounts receivable aging report having an effective date as of the last Business Day of the immediately preceding calendar month, and (C) monthly, on the fifth Business Day of each calendar month, an updated accounts payable aging report having an effective date as of the last Business Day of the immediately preceding calendar month;

(ii)           weekly, on or before the last Business Day of each calendar week, an updated written report that can be distributed to the Lenders prepared by the Borrower’s Financial Advisor, the Chief Financial Officer of the Borrower, and the Chief Operating Officer of the Borrower regarding the restructuring efforts of the Loan Parties, which report shall include, without limitation, information regarding potential refinancings, asset sale and merger efforts, all in summary or generic form; and

(iii)          other information as the Administrative Agent, the Advisors or the Lenders may from time to time reasonably request, provided that such other information does not conflict with or exceed the scope of the additional reporting contemplated by this Amendment or any of the other Loan Documents.

(b)           In addition, the Loan Parties agree to deliver to the Steering Committee (as defined in Section 12(f) below) and the Agent’s Financial Advisor:

(i)            weekly, on or before the last Business Day of each calendar week, a continuously updated written report or chart, providing, (i) the names of each party that has made any material offers, initiated discussions, visited the data room or engaged in any other material correspondence with any of the Loan Parties regarding any proposed asset sale, merger, combination, refinancing, recapitalization or other similar transaction, (ii) the basic terms and subject matter of any offers, letters of intent or material correspondence received since the date of the last report, and (iii) the current status of such information and the estimated interest level of each of the parties involved;

(ii)           weekly, on or before the last Business Day of each calendar week, a visitation schedule, log book, or other such written report that shall include, without limitation, the names of all the parties visiting the data room or scheduled to visit the data room and the date of each such visit or scheduled visit.

All of the information received pursuant to this Section 8(b) and the information received pursuant to  Section 12(f) below (other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries) shall be maintained by the Steering Committee and the Agent’s Financial Advisor as confidential, except that such information may be disclosed to (a) its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (collectively, the “Representatives”) who, under the circumstances, reasonably need to know such information, or to whom such disclosure is appropriate; provided that, the Steering Committee and the Agent’s Financial Advisor (i) shall use reasonable efforts to cause its respective Representatives not to disclose any such information, and (ii) shall use reasonable efforts to prevent disclosure of such information to Representatives involved in, or reasonably likely to become involved in, financing proposals with third parties seeking to engage in a transaction with the Borrower or any of its Subsidiaries, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) subject to clause (a) above, in connection with the exercise of remedies hereunder or under any other Loan Document or the enforcement of rights hereunder or thereunder, (e) with the consent of the Borrower, or (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes publicly available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  Notwithstanding the foregoing, the Representatives may also disclose such information to the other Lenders on a confidential basis consistent with this Section 8(b) on the date of the occurrence of an Event of Default.

Section 9.              Updating Obligation.  In addition to the other obligations and agreements under the Loan Documents and this Amendment, the Loan Parties hereby agree to notify the Steering Committee prior to undertaking or committing to undertake any material transaction, including, without limitation, any sales or dispositions of assets or stock, any Affiliate transactions, or issuing any press release related to any such material transaction.

Section 10.            Borrower Representations and Warranties.  The Borrower represents and warrants that: (a) after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement, and the representations and warranties contained in the other Loan Documents, are true and correct in all material respects on and as of the date of this Amendment as if made on as and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date; (b) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing; (c) the execution, delivery and performance of this Amendment are within the corporate power and authority of the Borrower and have been duly authorized by appropriate corporate and governing action and proceedings; (d) this Amendment constitutes the legal, valid, and binding obligation of the Borrower enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Amendment; and (f) the Liens under the Security Documents are valid and subsisting and secure the Borrower’s obligations under the Loan Documents.

Section 11.            Reaffirmation of Guaranty.  Each Guarantor hereby ratifies, confirms, and acknowledges that its obligations under the Guaranty Agreement are in full force and effect and that each Guarantor continues to unconditionally and irrevocably, jointly and severally, guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, all of the Obligations (subject to the terms of the Guaranty Agreement), as such Obligations may have been amended by this Amendment.  Each Guarantor hereby acknowledges that its execution and delivery of this Amendment does not indicate or establish an approval or consent requirement by the Guarantors under the Guaranty Agreement in connection with the execution and delivery of amendments, modifications or waivers  to the Credit Agreement, the Notes or any of the other Loan Documents.

Section 12.            Conditions to Effectiveness.  This Amendment shall become effective as of the date of this Amendment and shall be enforceable against the parties hereto upon the occurrence of the following conditions precedent:

(a)           The Administrative Agent shall have received multiple original counterparts, as requested by the Administrative Agent, of this Amendment duly and validly executed and delivered by duly authorized officers of the Borrower, the Administrative Agent and the Lenders.

(b)           After giving effect to this Amendment, none of the Hedge Contracts to which any Loan Party is a party shall be in default, and no such Hedge Contract shall have been terminated, novated, unwound or otherwise cease to be in full force and effect.

(c)           No Default or Event of Default shall have occurred and be continuing as of the Effective Date.

(d)           The representations and warranties in this Amendment shall be true and correct in all material respects.

(e)           The Borrower shall have paid all costs and expenses for which the Borrower has received invoices on or prior to the date hereof and which are payable pursuant to Section 9.03 of the Credit Agreement.

(f)            The Loan Parties shall have delivered to the Agent’s Financial Advisor and to the Lender representatives set forth in Schedule I (the “Steering Committee”) written reports describing the basic terms of any material offers, letters of intent, term sheets or other material correspondence received by any of the Loan Parties on or before the Effective Date with respect to any proposed asset sale, merger, combination, refinancing, recapitalization or other similar transaction.  Such reports shall include, without limitation, the names of the offering party, the subject matter of the offer and the proposed consideration of each party thereto.

(g)           The Loan Parties shall have delivered to the Advisors such other documents, agreements, instruments, or reports with respect to the Loan Parties’ financial and operational results as the Advisors, the Administrative Agent or any Lender may have reasonably requested.

(h)           The Administrative Agent shall have received duly executed copies, certified as of the Effective Date by a Responsible Officer or the secretary or an assistant secretary of each Loan Party of (i) the resolutions of the Board of Directors (or other applicable governing body) of such Loan Party approving this Amendment, (ii) the articles or certificate (as applicable) of incorporation (or organization) and bylaws of such Loan Party, and (iii) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment.

(i)            The Administrative Agent shall have received a certificate of a Responsible Officer or the secretary or an assistant secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign this Amendment.

(j)            The Administrative Agent shall have received a certificate dated as of the Effective Date from a Responsible Officer or the secretary or an assistant secretary of each Loan Party, stating that (i) all representations and warranties of such Loan Party set forth in this Amendment are true and correct in all material respects; and (ii) no Default or Event of Default has occurred and is continuing.

Section 13.            Acknowledgments and Agreements.

The Borrower acknowledges that on the date hereof all Obligations are payable without defense, offset, counterclaim or recoupment.

(a)           The Lenders hereby expressly reserve all of their rights, remedies, and claims under the Loan Documents.

(b)           Each of the Borrower, the Administrative Agent, the Issuing Lender and the Lenders does hereby adopt, ratify, and confirm the Credit Agreement and acknowledges and agrees that the Credit Agreement is and remains in full force and effect, and the Borrower acknowledges and agrees that its liabilities and obligations under the Credit Agreement are not impaired in any respect by this Amendment.

(c)           From and after the date hereof, all references to the Credit Agreement and the Loan Documents shall mean such Credit Agreement and such Loan Documents as modified by this Amendment.

(d)           This Amendment is a Loan Document for the purposes of the provisions of the other Loan Documents.  Without limiting the foregoing, any breach of representations, warranties, and covenants under this Amendment shall be a Default or Event of Default, as applicable, under the Credit Agreement.

(e)           EACH OF THE BORROWER AND ITS SUBSIDIARIES AND THE GUARANTORS (FOR THEMSELVES AND THEIR RESPECTIVE SUCCESSORS, AGENTS, ASSIGNS, TRANSFEREES, OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, ATTORNEYS AND AGENTS) HEREBY RELEASES ANY AND ALL CLAIMS, CAUSES OF ACTION OR OTHER DISPUTES IT MAY HAVE AGAINST THE ADMINISTRATIVE AGENT, ANY OF THE LENDERS, LEGAL COUNSEL TO THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS, CONSULTANTS HIRED BY ANY OF THE FOREGOING, OR ANY OF THEIR RESPECTIVE AFFILIATES, SUBSIDIARIES, SHAREHOLDERS, AGENTS, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS OR ASSIGNS OF ANY KIND OR NATURE ARISING OUT OF, RELATED TO, OR IN ANY WAY CONNECTED WITH, THE CREDIT AGREEMENT OR THE LOAN DOCUMENTS, IN EACH CASE WHICH MAY HAVE ARISEN ON OR BEFORE THE DATE OF THIS AMENDMENT.  EACH OF THE BORROWER AND ITS SUBSIDIARIES HEREBY ACKNOWLEDGES THAT IT HAS READ THIS AMENDMENT AND HAS CONFERRED WITH ITS COUNSEL AND ADVISORS REGARDING ITS CONTENT, INCLUDING THIS PARAGRAPH 13(e), AND IS FREELY AND VOLUNTARILY ENTERING INTO THIS AMENDMENT, AND HEREBY AGREES TO WAIVE ANY CLAIM THAT THE TERMS OF THIS AMENDMENT (INCLUDING, WITHOUT LIMITATION, THE RELEASES CONTAINED HEREIN) ARE INVALID OR OTHERWISE UNENFORCEABLE.

Section 14.            Costs and Expenses.  The Borrower shall pay on demand all reasonable, actual, out-of-pocket fees, costs and expenses of the Administrative Agent, the Issuing Bank and the Lenders (including, without limitation, legal fees and expenses of Bracewell & Giuliani LLP and the advisory fees of the Agent’s Financial Advisor) incurred in connection with (i) the development, preparation, administration, structuring, drafting, negotiating and executing this Amendment and (ii) the enforcement of the rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders under the Credit Agreement and the other Loan Documents; in each case, in accordance with Section 9.03 of the Credit Agreement.

Section 15.            Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument.  This Amendment may be executed by facsimile signature and all such signatures shall be effective as originals.

Section 16.            Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 17.            Invalidity.  In the event that any one or more of the provisions contained in this Amendment shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment.

Section 18.            Governing Law; Submission to Jurisdiction.

(a)           Governing Law.  This Amendment shall be deemed to be a contract made under and shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

(b)           Submission to Jurisdiction.  The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Federal or Texas state court sitting in Dallas County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas state court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Amendment or in any other Loan Document shall affect any right that Lender Party may otherwise have to bring any action or proceeding relating to this Amendment or any other Loan Document against the Borrower or any Guarantor or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Amendment or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 19.            WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 20.            Entire Agreement.  This Amendment, the Credit Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signatures begin on the next page]

EXECUTED effective as of the date first above written.

BORROWER:	EDGE PETROLEUM CORPORATION,
a Delaware Corporation

	By:	/s/ Gary L. Pittman
	Name:	Gary L. Pittman
	Title:	Executive Vice President and CFO

GUARANTORS:	EDGE PETROLEUM EXPLORATION
COMPANY

EDGE PETROLEUM OPERATING COMPANY, INC.

EDGE PETROLEUM PRODUCTION COMPANY

MILLER EXPLORATION COMPANY

MILLER OIL CORPORATION

	By:	/s/ Gary L. Pittman
	Name:	Gary L. Pittman
	Title:	Executive Vice President and CFO

ADMINISTRATIVE AGENT/
ISSUING LENDER/LENDER:	UNION BANK OF CALIFORNIA, N.A.,
as Administrative Agent, Issuing Lender
and a Lender

	By:	/s/ M. Duncan McDuffie
	Name:	M. Duncan McDuffie
	Title:	Vice President

LENDERS:	JPMORGAN CHASE BANK, N.A., as a Lender

	By:	/s/ Randall B. Durant
	Name:	Randall B. Durant
	Title:	Senior Vice President

SUNTRUST BANK, as a Lender

By:	/s/ Katherine Bass
Name:	Katherine Bass
Title:	Director

MIZUHO CORPORATE BANK, LTD., as a
Lender

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Senior Vice President

BNP PARIBAS, as a Lender

By:	/s/ David Dodd
Name:	David Dodd
Title:	Managing Director

By:	/s/ Betsy Jocher
Name:	Betsy Jocher
Title:	Director

FORTIS CAPITAL CORP., as a Lender

By:	/s/ Scott Myatt
Name:	Scott Myatt
Title:	Vice President

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

THE FROST NATIONAL BANK, as a Lender

By:	/s/ Larry D.Sprouse
Name:	Larry D. Sprouse
Title:	Sr. E.V.P.

COMPASS BANK, as a Lender

By:	/s/ Dorothy Marchand
Name:	Dorothy Marchand
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Heather W. Kiely
Name:	Heather W. Kiely
Title:	Vice President

BANK OF SCOTLAND plc, as a Lender

By:	/s/ Julia R. Franklin
Name:	Julia R. Franklin
Title:	Assistant Vice President

Schedule I

(“Steering Committee”)

1. M. Duncan McDuffie, Union Bank of California, N.A.

2. Amy N. Kirschner, BNP Paribas

3. Randy Durant, JP Morgan Chase

Exhibit K

EDGE PETROLEUM

CAPITAL BUDGET (1)

JANUARY 2009 - JUNE 2009

	January	February	March	April	May	June	YTD TOTAL

COMPLETIONS	$105,000	$45,000	$140,000	$105,000	$—	$—	$395,000

NON-DRILL RECOMPLETIONS	55,000	55,000	100,000	400,000	920,000	50,000	1,580,000

NON-DRILL OTHER	225,000	225,000	230,000	225,000	225,000	225,000	1,355,000

LAND
RENTALS RENEWAL	16,000	4,000	545,000	180,000	125,000	186,000	1,056,000
EL SAUZ	125,000	125,000	125,000	125,000	125,000	125,000	750,000

SEISMIC & G&G	235,000	245,000	1,800,000	345,000	192,144	45,000	2,862,144

	$761,000	$699,000	$2,940,000	$1,380,000	$1,587,144	$631,000	$7,998,144

							1,000,000	(2)
			2008 carry-over is outside limitations
							$8,998,144

Note:	(1)	The Company will not incur capital cost, excluding capitalized interest and G&A, in excess of the cost shown on the
		attached schedule
	(2)	2008 carry-over estimate.